Exhibit 10.4

TRADING ADVISORY AGREEMENT

AGREEMENT made as of the 1st day of September, 2011 among SYDLING FUTURES MANAGEMENT LLC, a Delaware limited liability company (“SFM”), AAA ENERGY OPPORTUNITIES FUND LLC, a Delaware limited liability company (the “Company”) and AAA CAPITAL MANAGEMENT ADVISORS, LTD., a Texas limited partnership (the “Advisor”).

W I T N E S S E T H :

WHEREAS, SFM is the trading manager of the Company, a limited liability company organized for the purpose of speculative trading of commodity interests, including futures contracts, options, swaps and forward contracts on U.S. and non-U.S. markets with the objective of achieving substantial capital appreciation, such trading to be conducted directly or through an investment in Sydling AAA Master Fund LLC, a Delaware limited liability company (the “Master Fund”) of which SFM is the trading manager and the Advisor is the advisor; and

WHEREAS, the Amended and Restated Limited Liability Company Agreement of the Company, dated August 24, 2011 (the “LLC Agreement”), permits SFM to delegate to one or more commodity trading advisors SFM’s authority to make trading decisions for the Company; and

WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”); and

WHEREAS, SFM is registered as a commodity pool operator with the CFTC and is a member of the NFA; and

WHEREAS, SFM, the Company and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Company of its commodity trading activities during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.             DUTIES OF THE ADVISOR.  (a) Upon the commencement of trading operations by the Company and for the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Company’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Company allocated to it from time to time by SFM in commodity interests, including commodity futures contracts, options, swaps contracts, forward contracts and physical commodities.  The Advisor will not be allocated nominal funds.  All such trading on behalf of the Company shall be in accordance with the trading strategies and trading policies set forth in the Private Placement Offering Memorandum and Disclosure Document dated September 1, 2011, as supplemented (the “Memorandum”), and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice from SFM of such change and pursuant to the trading strategy selected by SFM to be utilized by the Advisor in managing the Company’s assets.  SFM has initially selected the Advisor’s Energy Program — Futures and Swaps as described in the Memorandum and in the Advisor’s Disclosure Document (defined below) (the “Program”) to manage the Company’s assets allocated to it.  Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the trading policies set forth in the Memorandum without the prior written consent of SFM.  The Advisor makes no representation or warranty that the trading to be directed by it for the Company will be profitable or will not result in losses.

(b)           SFM acknowledges receipt of the Advisor’s Disclosure Document dated January 31, 2011 as filed with the NFA (“Disclosure Document”).  All trades made by the Advisor for the account of the Company, whether directly or indirectly through the Master Fund, shall be made through such commodity broker or brokers as SFM shall direct, and the Advisor shall have no authority or responsibility for selecting any such broker in connection with the execution, clearance or confirmation of transactions for the Company or for the negotiation of brokerage rates charged therefor.  However, the Advisor, with the prior written permission (by either original, fax or email copy) of SFM, may direct all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by SFM, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by SFM.  All give-up or similar fees relating to the foregoing shall be paid by the Company after all parties have executed the relevant give-up agreements (by either original, fax or email copy).

(c)           The initial allocation of the Company’s assets to the Advisor will be made to the Program.  In the event the Advisor wishes to use a trading system or methodology other than or in addition to the system or methodology outlined in the Memorandum in connection with its trading for the Company, either in whole or in part, it may not do so unless the Advisor gives SFM prior written notice of its intention to utilize such different trading system or methodology and SFM consents thereto in writing.  In addition, the Advisor will provide five days’ prior written notice to SFM of any change in the trading system or methodology to be utilized for the Company which the Advisor deems material.  If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Company without the prior written consent of SFM.  In addition, the Advisor will notify SFM of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in the Memorandum.  Further, the Advisor will provide the Company with a current list of all commodity interests to be traded for the Company’s account and will not trade any additional commodity interests for such account without providing notice thereof to SFM and receiving SFM’s written approval.  The Advisor also agrees to provide SFM, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to SFM.  The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly.  U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be

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converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d)           The Advisor agrees to make all material disclosures to the Company regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), partners, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of SFM to be made in any filings required by Federal or state law or NFA rule or order.  Notwithstanding the previous sentence and Paragraph 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless SFM reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Company or the reporting, filing or other obligations imposed on it by Federal or state law or NFA rule or order.  The Company and SFM acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.  Further, SFM agrees to treat as confidential any results of proprietary accounts and/or proprietary information with respect to trading systems obtained from the Advisor.  Notwithstanding the foregoing, the Advisor agrees that SFM may disclose information related to the Advisor to any governmental authority, court or self regulatory organization as may be required by Federal or state law, court order or NFA rule or order and, further, SFM may provide descriptions of the Advisor and the Program to any affiliated or unaffiliated financial advisors and/or placement agents involved in the offering and sale of units of limited liability company interest in the Company (“Units”).

(e)           The Advisor understands and agrees that SFM may, from time to time, designate other trading advisors for the Company and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Paragraph 3(b) hereof), or otherwise reduce the allocation to the Advisor, as it shall determine in its absolute discretion.  The designation of other trading advisors and the apportionment or reapportionment of Net Assets pursuant to this Paragraph 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.  The Advisor agrees that it may be called upon at any time promptly to liquidate positions in SFM’s sole discretion so that SFM may reallocate the Company’s assets, meet margin calls on the Company’s account, fund redemptions, or for any other reason, except that SFM will not require the liquidation of specific positions by the Advisor.  SFM will use its best efforts to give two days’ prior notice to the Advisor of any reallocations or liquidations.

(f)            The Advisor will not be liable for trading losses in the Company’s account, provided, however, that (i) the Advisor will be liable to the Company with respect to losses incurred due to errors committed or caused by it or any of its principals or employees in communicating improper trading instructions or orders to any broker on behalf of the Company and (ii) the Advisor will be liable to the Company with respect to losses incurred due to errors committed or caused by any executing broker (other than any SFM affiliate) selected by the Advisor (it also being understood that SFM, with the assistance of the Advisor, will first attempt to recover such losses from the executing broker).

2.             INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent, promoter or sponsor of the Company, SFM, or any other trading advisor.  The Advisor shall not be responsible to the Company, SFM, any trading advisor or any members for any acts or omissions of any other trading advisor to the Company, if any.

3.             COMPENSATION.  (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Company under this Agreement, the Company shall (i) pay the Advisor a monthly fee for professional management services equal to 1/12th of 2% (2% per year) of the month-end Net Assets of the Company allocated to the Advisor (computed monthly by multiplying the Company’s Net Assets allocated to the Advisor as of the last business day of each month by 2% and multiplying the result thereof by the ratio which the total number of calendar days in that month bears to the total number of calendar days in the year); and (ii) allocate to the Advisor a quarterly incentive allocation (“Incentive Allocation”) to its capital account in the Company equal to 20% of New Trading Profits (as such term is defined in the LLC Agreement) earned by the Advisor for the Company during each calendar quarter in the form of Units.

(b)           “Net Assets” shall have the meaning set forth in the LLC Agreement without regard to further amendments thereto, provided that in determining the Net Assets of the Company on any date, no adjustment shall be made to reflect any distributions, redemptions or Incentive Allocation allocable as of the date of such determination.

(c)           “New Trading Profits” shall mean the excess, if any, of Net Assets managed by the Advisor at the end of the fiscal period over Net Assets managed by the Advisor at the end of the highest previous fiscal period or Net Assets allocated to the Advisor at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Company’s assets during the fiscal period, whether the assets are held separately or in margin accounts.  Ongoing expenses will be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets.  Ongoing expenses will not include expenses of litigation not involving the activities of the Advisor on behalf of the Company.  Ongoing expenses include initial offering and organizational expenses of the Company.  No Incentive Allocation shall be made until the end of the first full calendar quarter of trading, which fee shall be based on New Trading Profits earned from the commencement of trading operations by the Company through the end of the first full calendar quarter.  Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor.  If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Allocation.

(d)           Monthly management fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a calendar month, the monthly management fee shall be prorated to the effective date of termination.  If, during any month, the Company does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly management fee shall be prorated by the ratio which the number of business days during which SFM conducted the Company’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e)           The provisions of this Paragraph 3 shall survive the termination of this Agreement.

4.             RIGHT TO ENGAGE IN OTHER ACTIVITIES.  (a) The services provided by the Advisor hereunder are not to be deemed exclusive.  SFM on its own behalf and on behalf of the Company acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and partners, may render advisory, consulting and management services to other clients and accounts.  The Advisor and its officers, directors, employees and shareholder(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to SFM for the Company.  However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies and will not affect the capacity of the Advisor to continue to render services to SFM for the Company of the quality and nature contemplated by this Agreement.

(b)           If, at any time during the term of this Agreement, the Advisor is required to aggregate the Company’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify SFM in writing if the Company’s positions are included in an aggregate amount which exceeds the applicable speculative position limit.  The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Company’s account in such manner as to affect the Company substantially disproportionately as compared with the Advisor’s other accounts.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading strategies or methods for the Company that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, fees, commissions, profit allocations or levels of diversification, accounts experiencing differing inflows or outflows of equity, accounts which commence trading at different times, accounts which have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c)           It is acknowledged that the Advisor and/or its officers, employees, directors and partners presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Company.

(d)           The Advisor agrees that it shall make such information available to SFM respecting the performance of the Company’s account as compared to the performance of other accounts managed by the Advisor or its principals as shall be reasonably requested by SFM.  The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Company’s account given the potential size of the Company’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5.             TERM.  (a) This Agreement shall continue in effect until June 30, 2012.  SFM may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period.  At any time during the term of this Agreement, SFM may terminate this Agreement at any month-end upon 30 days’ notice to the Advisor.  At any time during the term of this Agreement, SFM may elect immediately to terminate this Agreement if (i) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (ii) A. Anthony Annunziato dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor, or (iii) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority, is terminated or suspended.  This Agreement will immediately terminate upon dissolution of the Company or upon cessation of trading prior to dissolution.

(b)           The Advisor may terminate this Agreement by giving not less than 30 days’ notice to SFM (i) in the event that the trading policies of the Company as set forth in the Memorandum are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after June 30, 2012; or (iii) in the event that SFM or the Company fails to comply with the terms of this Agreement.  The Advisor may immediately terminate this Agreement if SFM’s registration as a commodity pool operator or its membership in the NFA is terminated or suspended.

(c)           Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Paragraph 5 or Paragraph 1(e) hereof shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Paragraph 3 hereof.

6.             INDEMNIFICATION.  (a)(i)  In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Company’s assets by the Advisor or the offering and sale of Units, SFM shall, subject to subparagraph (a)(iii) of this Paragraph 6, indemnify and hold harmless the Advisor against any loss, liability, damage, cost, expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and further provided that such loss, liability, damage, cost, expense, judgment or settlement was the result of SFM’s negligence, intentional misconduct, or a breach of its fiduciary obligations to the Company; and further provided that no indemnification shall be available from the Company if such indemnification is prohibited by the LLC Agreement.

(ii)           To the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraph (a)(i) above, or in defense of any claim, issue or matter therein, SFM shall indemnify it against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii)          Any indemnification under subparagraph (a)(i) above, unless ordered by a court or administrative forum, shall be made by SFM only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subparagraph (a)(i) above.  Such independent legal counsel shall be selected by SFM in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld.  The Advisor will be deemed to have approved SFM’s selection unless the Advisor notifies SFM in writing, received by SFM within five days of SFM’s telecopying to the Advisor of the notice of SFM’s selection, that the Advisor does not approve the selection.

(iv)          In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Company’s or SFM’s activities or claimed activities unrelated to the Advisor, the Company shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees) incurred in connection therewith.

(v)           As used in this Paragraph 6(a), the term “Advisor” shall include the Advisor, its principals, officers, directors, partners and employees and the term “SFM” shall include the Company.

(b)           (i) The Advisor agrees to indemnify, defend and hold harmless SFM, the Company and their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by them as a result of (A) the Advisor’s negligence, intentional misconduct, a breach of its fiduciary obligations to the Company as a commodity trading advisor, or a material breach of any material representations and warranties made by the Advisor in this Agreement, or (B) any act or omission of the Advisor relating to the Company if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding with the prior written consent of the Advisor, a written opinion of an arbitrator pursuant to Paragraph 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Paragraph 1(f)).

(ii)           In the event SFM, the Company or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, shareholder(s) or employees unrelated to SFM’s or the Company’s business, the Advisor shall indemnify, defend and hold harmless SFM, the Company or any of their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees) incurred in connection therewith.

(c)           In the event that a person entitled to indemnification under this Paragraph 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d)           None of the indemnifications contained in this Paragraph 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld, of the party obligated to indemnify such party.

(e)           The provisions of this Paragraph 6 shall survive the termination of this Agreement.

7.             REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a)           The Advisor represents and warrants that:

(i)            All references to the Advisor and its principals in the Memorandum are accurate in all material respects and as to them the Memorandum does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that with respect to pro forma or hypothetical performance information in the Memorandum, if any, this representation and warranty extends only to the underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.  Subject to such exception, all references to the Advisor and its principals in the Memorandum will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of the Units, be accurate in all material respects.

(ii)           The information with respect to the Advisor set forth in the actual performance tables in the Memorandum is based on all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein.  The Advisor’s performance tables have been examined by an independent certified public accountant and the report thereon has been provided to SFM.  The Advisor will have its performance tables so examined no less frequently than annually during the term of this Agreement.

(iii)          The Advisor will be acting as a commodity trading advisor with respect to the Company and not as a securities investment adviser and is duly registered with the

CFTC as a commodity trading advisor, is a member of the NFA, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

(iv)          The Advisor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has full limited partnership power and authority to enter into this Agreement and to provide the services required of it hereunder.

(v)           The Advisor will not, by acting as a commodity trading advisor to the Company, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(vi)          This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vii)         At any time during the term of this Agreement that a memorandum relating to the Units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of SFM to provide the Company with such information as shall be necessary so that, as to the Advisor and its principals, such memorandum is accurate.

(viii)        The Advisor will not solicit a client of UBS Financial Services (“UBSFS”) or its affiliates to invest in any other fund managed by the Advisor or its affiliates where the sole and only source of the relationship with such investor originated from an introduction by UBSFS or its affiliates in connection with the offering contemplated by this agreement.

(b)           SFM represents and warrants for itself and the Company that:

(i)            The Memorandum (as from time to time amended or supplemented, which amendment or supplement is approved by the Advisor as to descriptions of itself and its actual performance) does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that the foregoing representation does not apply to any statement or omission concerning the Advisor in the Memorandum, made in reliance upon, and in conformity with, information furnished to SFM by or on behalf of the Advisor expressly for use in the Memorandum.

(ii)           SFM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(iii)          SFM and the Company have the capacity and authority to enter into this Agreement on behalf of the Company.

(iv)          This Agreement has been duly and validly authorized, executed and delivered on SFM’s and the Company’s behalf and is a valid and binding agreement of SFM and the Company enforceable in accordance with its terms.

(v)           SFM will not, by acting as trading manager to the Company, and the Company will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(vi)          SFM is registered as a commodity pool operator and is a member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vii)         The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has full limited liability company power and authority to enter into this Agreement and to perform its obligations under this Agreement.

8.             COVENANTS OF THE ADVISOR, SFM AND THE COMPANY.

(a) The Advisor agrees as follows:

(i)            In connection with its activities on behalf of the Company, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii)           The Advisor will promptly notify SFM of the commencement of any material suit, action or proceeding involving it, whether or not any such suit, action or proceeding also involves SFM.  The Advisor will provide SFM with copies of any correspondence from or to the CFTC, NFA or any commodity exchange in connection with an investigation or audit of the Advisor’s business activities.

(iii)          In the placement of orders for the Company’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Company than to any other account managed by the Advisor.  The Advisor acknowledges its obligation to review the Company’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and SFM and the Company’s brokers of (i) any error committed by the Advisor or its principals or employees; (ii) any trade which the Advisor believes was not executed in accordance with its instructions; and (iii) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv)          The Advisor will maintain a net worth of not less than $1,000,000 during the term of this Agreement.

(b)           SFM agrees for itself and the Company that:

(i)            SFM and the Company will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii)           SFM will be responsible for compliance with the USA PATRIOT Act and related anti-money-laundering regulations with respect to the Company and its members.

9.             COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10.          ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties.

11.          AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.

12.          NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be made either by electronic (e-mail) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to SFM:	If to the Company:

Sydling Futures Management LLC 1285 Avenue of the Americas - 11th Floor New York, New York 10019 Attention: Daryl Dewbrey email: daryl.dewbrey@ubs.com	AAA Energy Opportunities Fund LLC 1285 Avenue of the Americas - 11th Floor New York, New York 10019 Attention: Daryl Dewbrey email: daryl.dewbrey@ubs.com

If to the Advisor:

AAA Capital Management Advisors, Ltd. 1300 Post Oak Boulevard Suite 350 Houston, Texas 77056 Attention: A. Anthony Annunziato email: tony.annunziato@aaacma.com with a copy to:

David R. Allen, Esq. 407 East Main Street Murfreesboro, Tennessee 37130 email: dralaw@mindspring.com

13.          GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.          ARBITRATION.  The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of the NFA or, if the NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15.          NO THIRD PARTY BENEFICIARIES.  There are no third party beneficiaries to this Agreement.

16.          COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.  The delivery of a signed counterpart by fax or email shall be binding on the signatory.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

AAA ENERGY OPPORTUNITIES FUND LLC

By:	Sydling Futures Management LLC
(Trading Manager)

By:	/s/ Jerry Pascucci
Jerry Pascucci
Director

SYDLING FUTURES MANAGEMENT LLC

By:	/s/ Jerry Pascucci
Jerry Pascucci
Director

AAA CAPITAL MANAGEMENT ADVISORS, LTD.

By:	/s/ A. Anthony Annunziato
A. Anthony Annunziato
President